Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

November 16, 2011

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR THIRD QUARTER 2011

MINNEAPOLIS – November 16, 2011 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three months and nine months ended October 2, 2011.

Third Quarter Results

Net loss for the third quarter of 2011 was less than $0.1 million, compared to net earnings of $15.1 million in the third quarter of 2010. Losses from operations were $10.5 million for the third quarter of 2011 compared to earnings from operations of $2.2 million for the third quarter of 2010. Basic and diluted losses were less than $0.01 per share for the third quarter of 2011 compared to earnings of $0.57 per share for the third quarter of 2010.

Lakes Entertainment reported third quarter 2011 revenues of $0.3 million, compared to prior-year third quarter revenues of $8.2 million. The elimination of revenues from the management of the Four Winds Casino Resort as a result of the buy-out of the management agreement for that property during the second quarter of 2011 was the primary reason for the decrease in revenues during the third quarter of 2011 compared to the third quarter of 2010.

For the third quarter of 2011, Lakes’ selling, general and administrative expenses decreased in comparison to the third quarter of 2010 by approximately $0.4 million to $2.5 million. This decline resulted primarily from decreases in payroll and related expenses partially offset by an increase in professional fees related to a potential casino development project in Maryland.

During the third quarter of 2011, Lakes entered into an agreement for the purpose of managing and redeveloping the existing Dania Jai Alai fronton in Dania Beach, Florida. The Company’s partner in this project has an agreement to purchase the Jai Alai fronton. Lakes made an initial investment of $4.0 million related to the project via a convertible promissory note that would convert to equity upon the closing of the Jai Alai fronton purchase. As a result of third party litigation recently filed against the city of Dania Beach relating to the development agreement for the renovation of the Dania Jai Alai fronton, the Florida legislature introducing legislation to permit full casino resorts in southern Florida, and the deterioration of the credit market since advancing the funds for this note, the value of the note was written down to zero as of October 2, 2011 and Lakes recognized a loss on convertible note receivable of $4.0 million during the third quarter of 2011.

Lakes recognized impairments and other losses of $1.1 million during the third quarter of 2011 compared to $0.6 million in the prior-year period. Impairment losses of $0.8 million in the third quarter of 2011 and $0.6 million in the prior year period were due primarily to continued uncertainty surrounding the completion of the project with the Jamul Indian Village (“Jamul Tribe”) near San Diego, California. Also included in the $1.1 million impairments and other losses for the third quarter of 2011 were other costs of $0.3 million which represent estimated selling costs of land owned by the Company in Vicksburg, Mississippi. This land was previously being held for development and was listed for sale during the third quarter of 2011.

Net unrealized losses on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. In the third quarter of 2011, net unrealized losses on notes receivable were $2.7 million, compared to net unrealized gains of $0.5 million in the prior year period. The net unrealized losses in the third quarter of 2011 were related to the project with the Jamul Tribe due primarily to ongoing issues in the credit markets. The net unrealized gains in the third quarter of 2010 were related to the project with the Jamul Tribe and were due to improvements in the credit markets during that quarter.

Amortization of intangible assets related to the operating casinos was $0.3 million for the third quarter of 2011 compared to $2.8 million for the third quarter of 2010. The decrease in amortization costs related primarily to the buy-out of the management agreement for the Four Winds Casino Resort which resulted in the full amortization of the remaining intangible assets associated with that project during the second quarter of 2011.

Other income (expense), net for the third quarter of 2011 was $1.3 million, a significant portion of which relates to non-cash interest income. Other income (expense), net for the third quarter of 2010 was $23.8 million which included a gain on divestiture of a cost method investment of $23.1 million. During the third quarter of 2010, Lakes entered into a Termination Agreement with Penn Ventures, LLC in which the Company divested its interest in the entity to be formed in collaboration with Penn Ventures, LLC in exchange for a $25 million payment from Penn Ventures, LLC, resulting in this gain.

The income tax benefit for the third quarter of 2011 was $9.1 million compared to a tax provision of $11.0 million for the third quarter of 2010. Lakes’ income tax benefit in the current year quarter is primarily due to 2011 timing differences and related valuation allowances. Lakes’ income tax provision in the prior year period consisted primarily of current income tax provision.

Nine Month Results

Net earnings for the nine months ended October 2, 2011 were $10.8 million, compared to $14.3 million for the nine months ended October 3, 2010. Earnings from operations were $6.5 million for the first nine months of 2011 compared to a loss from operations of $1.3 million for the first nine months of 2010. Basic and diluted earnings were $0.41 per share for the nine months ended October 2, 2011 compared to $0.54 per share for the nine months ended October 3, 2010.

Lakes Entertainment reported revenues of $34.3 million for the nine months ended October 2, 2011, compared to prior-year period revenues of $19.9 million. The increase in revenues was primarily the result of the buy-out of the management agreement for the Four Winds Casino Resort during the second quarter of 2011. Pursuant to the buy-out agreement, on June 30, 2011, the Pokagon Band paid to Lakes a buy-out fee of approximately $24.5 million.

For the first nine months of 2011, Lakes’ selling, general and administrative expenses were $7.5 million compared to $9.4 million for the first nine months of 2010. The decline in current year selling, general and administrative expenses compared to the prior year resulted primarily from decreases in payroll and related expenses.

As previously mentioned, during the third quarter of 2011, Lakes entered into an agreement for the purpose of managing and redeveloping the existing Dania Jai Alai fronton in Dania Beach, Florida. The Company’s partner in this project has an agreement to purchase the Jai Alai fronton. Lakes made an initial investment of $4.0 million related to the project via a convertible promissory note that would convert to equity upon the closing of the Jai Alai fronton purchase. As a result of third party litigation recently filed against the city of Dania Beach relating to the development agreement for the renovation of the Dania Jai Alai fronton, the Florida legislature introducing legislation to permit full casino resorts in southern Florida, and the deterioration of the credit market since advancing the funds for this note, the value of the note was written down to zero as of October 2, 2011 and Lakes recognized a loss on convertible note receivable of $4.0 million during the third quarter of 2011.

Lakes recognized impairments and other losses of $2.6 million and $4.0 million during the nine months ended October 2, 2011 and October 3, 2010, respectively. The current year losses relate primarily to the continued uncertainty surrounding the completion of the Jamul project. The prior year losses related to the termination of the Company’s agreements with the Iowa Tribe as well as losses related to the continued uncertainty surrounding the completion of the Jamul project.

For the nine months ended October 2, 2011, net unrealized losses on notes receivable were $2.1 million, compared to net unrealized gains of $0.8 million in the prior year period. The net unrealized losses in the current year relate to the Jamul Tribe due primarily to ongoing issues in the credit markets. The net unrealized gains in the prior year period were primarily related to the Iowa Tribe which resulted from the termination agreement with the Iowa Tribe in May 2010.

Amortization of intangible assets related to the operating casinos was $11.4 million for the first nine months of 2011 compared to $8.4 million for the first nine months of 2010. The increase in amortization costs related primarily to the buy-out of the management agreement for the Four Winds Casino Resort which resulted in the full amortization of the remaining intangible assets associated with that project during the second quarter of 2011.

Other income (expense), net for the first nine months of 2011 was $3.9 million, a significant portion of which relates to non-cash interest income. Other income (expense), net for the first nine months of 2010 was $27.1 million which included a gain on divestiture of a cost method investment of $23.1 million. During the third quarter of 2010, Lakes entered into a Termination Agreement with Penn Ventures, LLC in which the Company divested its interest in the entity to be formed in collaboration with Penn Ventures, LLC in exchange for a $25 million payment from Penn Ventures, LLC, resulting in this gain.

The income tax benefit for the nine months ended October 2, 2011 was $0.5 million compared to an income tax provision of $11.5 million for the nine months ended October 3, 2010. Lakes’ income tax benefit for the current year period is primarily due to 2011 timing differences and related valuation allowances. Lakes’ income tax provision for the prior year period consists primarily of current income tax provision.

Lyle Berman, Chief Executive Officer of Lakes stated, “During the third quarter of 2011, we continued our involvement with existing projects and became involved with two new potential operations. During the third quarter, we formed a joint venture to submit a response to a request for proposal for a video lottery operation license in Allegany County, Maryland. The license will allow the operation of a video lottery operation at the Rocky Gap Lodge and Golf Resort in Cumberland, Maryland. We look forward to the decision by the State of Maryland Video Lottery Facility Location Commission related to this project and to the possibility of entering this east coast market and adding a long-term revenue stream for the Company. We also entered into a joint venture for the purpose of managing and redeveloping the existing Dania Jai Alai fronton in Dania Beach, Florida. Although various factors have caused us to write down our convertible note receivable related to this opportunity, we continue to closely monitor the status of this project.”

Further commenting, Tim Cope, President and Chief Financial Officer of Lakes stated, “In August we made an additional $7.4 million investment in Rock Ohio Ventures, LLC and its casino developments in Cincinnati and Cleveland. As a result, our total investment in Rock Ohio is now approximately $15.7 million and we look forward to continuing our involvement with these casino projects as they progress.” Mr. Cope continued, “We remain focused on the results of the Red Hawk Casino and we continue to work with the Jamul Indian Village on development efforts for a casino operation near San Diego.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently has development and management or financing agreements with two separate Bands for casino operations in California, for a total of two separate casino sites. Lakes is currently managing the Red Hawk Casino for the Shingle Springs Band of Miwok Indians.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	October 2, 2011	January 2, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,296	$45,233
Accounts receivable	12	1,696
Current portion of notes receivable from Indian casino projects	694	2,405
Deposit	2,100	—
Income taxes receivable	1,253	—
Other	940	1,983

Total current assets	49,295	51,317

Property and equipment, net	5,098	5,103

Long-term assets related to Indian casino projects:
Notes and interest receivable, net of current portion and allowance	33,575	31,192
Notes receivable at fair value	9,641	11,129
Intangible assets	4,448	15,873
Management fee receivable and other	7,467	6,155

Total long-term assets related to Indian casino projects	55,131	64,349

Other assets:
Investment in unconsolidated investee	15,706	2,367
Land held for development	170	3,470
Land held for sale	3,000	—
Other	454	40

Total other assets	19,330	5,877

Total assets	$128,854	$126,646

Liabilities and shareholders’ equity
Current liabilities:
Current portion of contract acquisition costs payable, net	$1,008	$1,326
Income taxes payable	—	7,822
Other	1,541	1,683

Total current liabilities	2,549	10,831
Long-term contract acquisition costs payable, net	4,850	5,830

Total liabilities	7,399	16,661

Total Lakes Entertainment shareholders’ equity	121,268	109,985
Noncontrolling interest	187	—

Total equity	121,455	109,985

Total liabilities and shareholders’ equity	$128,854	$126,646

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Earnings (Loss)

(In thousands, except per share data)

	Three months ended		Nine months ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Revenues:
Management fees	$222	$8,155	$34,142	$19,876
License fees and other	28	17	158	52

Total revenues	250	8,172	34,300	19,928

Costs and expenses:
Selling, general and administrative	2,537	2,936	7,479	9,425
Loss on convertible note receivable	4,000	—	4,000	—
Impairments and other losses	1,102	632	2,611	4,002
Amortization of intangible assets related to operating casinos	264	2,785	11,424	8,355
Loss on disposal of property and equipment	76	—	76	—
Depreciation	52	65	164	196

Total costs and expenses	8,031	6,418	25,754	21,978

Net unrealized gains (losses) on notes receivable	(2,709)	450	(2,091)	762

Earnings (loss) from operations	(10,490)	2,204	6,455	(1,288)

Other income (expense):
Gain on divestiture of cost method investment	—	23,100	—	23,100
Interest income	1,439	1,682	4,420	5,776
Interest expense	(273)	(446)	(915)	(1,678)
Equity in loss of unconsolidated investee	—	—	—	(64)
Other	119	(508)	359	(20)

Total other income, net	1,285	23,828	3,864	27,114

Earnings (loss) before income taxes	(9,205)	26,032	10,319	25,826
Income taxes (benefit)	(9,149)	10,976	(490)	11,548

Net earnings (loss) including noncontrolling interest	(56)	15,056	10,809	14,278
Net loss attributable to noncontrolling interest	18	—	18	—

Net earnings (loss) attributable to Lakes Entertainment, Inc.	$(38)	$15,056	$10,827	$14,278

Weighted-average common shares outstanding
Basic	26,406	26,369	26,402	26,369
Diluted	26,406	26,426	26,427	26,425

Earnings (loss) per share
Basic	$0.00	$0.57	$0.41	$0.54
Diluted	$0.00	$0.57	$0.41	$0.54